As filed with the Securities and Exchange Commission on February 10, 2020

Registration No. 333-224173

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Diplomat Pharmacy, Inc.

(Exact name of registrant as specified in its charter)

Michigan	38-2063100
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

4100 S. Saginaw St.

Flint, MI 48507

(888) 720-4450

(Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)

Marianne D. Short

Executive Vice President and Chief Legal Officer

UnitedHealth Group Center

9900 Bren Road East

Minnetonka, Minnesota 55343

(952) 936-1300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Timothy R. Aragon

G. Allen Hicks

Hogan Lovells US LLP

1601 Wewatta Street, Suite 900

Denver, CO 80202

Telephone: (303) 899-7300

Approximate date of commencement of proposed sale to the public: Not Applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”)  withdraws and removes from registration all securities remaining unissued under the Registration Statement on Form S-3 (No. 333-224173) (the “Registration Statement”) of Diplomat Pharmacy, Inc., a Michigan corporation (the “Company” or “Registrant”), filed by the Company with the Securities and Exchange Commission on April 6, 2018.

The Company, UnitedHealth Group Incorporated, a Delaware corporation (“UnitedHealth Group”), and Denali Merger Sub, Inc., a Michigan corporation and a direct wholly owned subsidiary of UnitedHealth Group (“Purchaser”), entered into an Agreement and Plan of Merger, dated as of December 9, 2019 (as amended or supplemented from time to time, the “Merger Agreement”). Pursuant to the Merger Agreement, Purchaser merged with and into the Company, with the Company surviving as a direct wholly owned subsidiary of UnitedHealth Group (the “Merger”), in accordance with Section 703a(3) of the Michigan Business Corporation Act, upon the terms and subject to the conditions set forth in the Merger Agreement. The Merger became effective on February 10, 2020.

As a result of the Merger, further offerings pursuant to the Registration Statement have been terminated. In accordance with the undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement that remain unsold at the termination of the offerings, the Company hereby removes from registration the securities registered but unsold under the Registration Statement as of the filing date of this Post-Effective Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minnetonka, State of Minnesota, on this 10th day of February, 2020. No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.

DIPLOMAT PHARMACY, INC.

By:	/s/ Karen E. Peterson
Name:	Karen E. Peterson
Title:	Secretary